Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Premier Power Renewable Energy, Inc.
El Dorado Hills, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-156961) of Premier Power Renewable Energy, Inc. of our report dated March 30, 2011, relating to the consolidated balance sheets of Premier Power Renewable Energy, Inc. as of December 31, 2010 and 2009 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended, which report appears in the December 31, 2010 annual report on Form 10-K of Premier Power Renewable Energy, Inc.

/s/ Macias Gini & O’Connell LLP
Macias Gini & O’Connell LLP
Sacramento, California

May 27, 2011